Exhibit 21.1

Tri-Valley Corporation

Subsidiaries

The following are wholly owned subsidiaries of Tri-Valley Corporation:

Tri-Valley Oil and Gas Company, a California corporation

Tri-Valley Power Corporation, a Delaware corporation